EXHIBIT 99.1

Xcerra Announces the Completion of the Sale of the Interface Board Business

NORWOOD, Mass., Dec. 1, 2015 (GLOBE NEWSWIRE) -- Xcerra Corporation (Nasdaq:XCRA) today announced that on November 30, 2015 the Company completed the previously announced sale and transfer of its semiconductor test interface board business based in Santa Clara, CA ("Interface Board Business") to Fastprint Hong Kong Co., Ltd., Fastprint Technology (U.S.) LLC, and Fasttest Technology Inc. (collectively "Fastprint").

The purchase and sale of the assets and certain liabilities exclusively and primarily related to Xcerra's Interface Board Business, along with the transfer of the employees associated with that business, was for a purchase price of $23 million (plus amounts consisting of the accrued and unpaid vacation of certain U.S. employees transferring to Fastprint and certain other assumed liabilities, collectively, the "Purchase Price"), $2.3 million of which is payable upon the first anniversary of the closing of the transaction subject to claims for indemnification by Fastprint, if any, prior to that time.

Xcerra will continue to offer integrated test cell solutions by offering expanded interface board services on a global basis to its customers through a preferred supplier agreement with Fastprint.

About Xcerra

Xcerra Corporation is comprised of four businesses in the semiconductor and electronics manufacturing test markets: atg-Luther & Maelzer, Everett Charles Technologies, LTX-Credence and Multitest. The combination of these businesses creates a company with a broad spectrum of semiconductor and PCB test expertise that drives innovative new products and services, and the ability to deliver to customers fully integrated semiconductor test cell solutions. The Company addresses the broad, divergent requirements of the mobility, industrial, automotive and consumer end markets, offering a comprehensive portfolio of solutions and technologies, and a global network of strategically deployed applications and support resources. Additional information can be found at www.xcerra.com or at each product group's website; www.atg-lm.com, www.ectinfo.com, www.ltxc.com and www.multitest.com.

Xcerra is a trademark of Xcerra Corporation.

All other trademarks are the property of their respective owners.

CONTACT: Investor Contact:

         Richard Yerganian,
         Vice President, Investor Relations
         Xcerra Corporation
         Tel. 781.467.5063
         Email rich.yerganian@xcerra.com